EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Mark Roberts
Vice President Finance
(413) 568-9141

WORONOCO BANCORP, INC. DECLARES SPECIAL CASH DIVIDEND

OF $0.25 PER SHARE

WESTFIELD, MA—March 22, 2005—Woronoco Bancorp, Inc. (the “Company”) (AMEX:WRO), the holding company for Woronoco Savings Bank (the “Bank”), announced a special cash dividend of $0.25 per share as permitted by Section 4.1 of the Agreement and Plan of Merger by and between Berkshire Hills Bancorp, Inc. and the Company dated as of December 16, 2004. The special dividend is payable on April 27, 2005 to shareholders of record as of the close of business on April 6, 2005.

Woronoco Bancorp, Inc. is a publicly owned savings and loan holding company and the parent corporation of Woronoco Savings Bank, a Massachusetts stock savings bank headquartered at 31 Court Street, Westfield, MA 01085. Woronoco Savings Bank provides a wide variety of financial products and services through its ten branch offices located in Hampden and Hampshire Counties in Western Massachusetts. Through its partnership with Infinex Financial Group, the Bank offers access to a full range of investment products, including stocks, bonds, mutual funds and annuities. The Bank’s subsidiary, the Woronoco Insurance Group, Inc., offers property and casualty insurance products and life insurance and group life, group health and accident insurance products for individuals and commercial clients. For more information regarding the Bank’s products and services, and for Woronoco Bancorp, Inc. investor-relations information, please visit our web site at www.woronoco.com.

Statements contained in this news release, which are not historical facts, are forward-looking statements that are defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulations, the Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.